Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): 917-239-9241; jon.diat@aig.com Jim Ankner (Media): 917-882-7677; james.ankner@aig.com Liz Werner (Investors): elizabeth.werner@aig.com

AIG PROVIDES PRELIMINARY ESTIMATE OF LOSSES

RELATED TO SANDY

NEW YORK, December 7, 2012 – American International Group, Inc. (NYSE: AIG) announced today that its preliminary estimate of AIG’s after-tax losses related to Storm Sandy, net of reinsurance, will total approximately $1.3 billion.

This estimate reflects a pre-tax loss estimate, net of reinsurance, totaling approximately $2.0 billion.

AIG expects to make a capital contribution to its U.S. property casualty insurance subsidiaries of $1 billion from existing, readily available funds. In 2012, AIG Property Casualty has paid dividends to AIG Inc. totaling $2.4 billion. As of September 30, 2012, AIG Property Casualty’s equity totaled $49.6 billion, and AIG Inc.’s equity totaled $102.4 billion.

This preliminary estimate involves the exercise of considerable judgment. Due to the complexity of factors contributing to the losses, there can be no assurance that AIG’s ultimate losses associated with this storm will not differ from this estimate, perhaps materially.

Losses related to Storm Sandy will be reflected in AIG’s fourth quarter 2012 results, and any subsequent changes will be recorded in the period in which they occur.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include the factors set forth in AIG’s filings with the United States Securities and Exchange Commission.

FOR IMMEDIATE RELEASE

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.